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Exhibit 10.18

[INTERNATIONAL MULTIFOODS CORPORATION LOGO]

Memo

November 13, 2001

LAW DEPARTMENT

TO:	Dan C. Swander
FROM:	Ralph P. Hargrow
SUBJECT:	Supplemental Retirement Benefit

        The intent of this memorandum is to set forth the terms and conditions of the supplemental retirement benefit provided under Paragraph 6 of your employment offer letter dated November 13, 2001.

        Paragraph 6 of your employment offer letter provides that you will be recommended for participation in the Supplemental Deferred Compensation Plan of International Multifoods Corporation ("DCP") and the Management Benefit Plan of International Multifoods Corporation ("MBP"). You also will participate in the Multifoods Pension Equity Plan ("PEP"). Paragraph 6 of your employment offer letter further provides that you will receive additional retirement benefits equal to what you would have received under the DCP, MBP and PEP if your service counted one and one-half times for both benefit accrual and vesting purposes.

        The PEP is a "qualified" defined benefit pension plan that provides a benefit based on compensation, age and years of "Credited Service." As a qualified plan, it is subject to certain benefit limits imposed under the Code(1).

        The MBP is a nonqualified excess benefit plan that generally provides the additional benefits that would have been provided under the PEP if the limits imposed under Code sections 401(a)(17) and 415 did not apply to the PEP. Code section 401(a)(17) imposes a limit on the amount of compensation that can be taken into account for benefit accrual purposes under a qualified plan, and Code section 415 imposes a limit on the annual benefit payable from a qualified plan.

        The DCP is a nonqualified deferred compensation plan that generally allows the additional pre-tax deferrals that would have been allowed under the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation ("VISA Plan") if the limits imposed under Code sections 401(a)(17) and 402(g) did not apply under the VISA Plan, and provides a matching contribution on those deferrals. Code section 402(g) imposes a dollar limit on the amount of pre-tax deferrals allowed under a qualified plan.

        The benefits described in this memorandum are in addition to those provided under the PEP, MBP, DCP, and VISA Plan.

(1)
"Code" refers to the Internal Revenue Code of 1986, as amended.

SUPPLEMENTAL RETIREMENT BENEFIT

(a)
Definitions. The following terms are used herein:

(1)
"Actuarial Equivalent" means a benefit of equivalent value when computed on the basis of mortality and interest rate assumptions recommended by an actuary and approved by the Vice President and Controller of the Company.

(2)
"Code" means the Internal Revenue Code of 1986, as amended.

(3)
"Company" means International Multifoods Corporation, and any successor thereto.

(4)
"DCP" means the Supplemental Deferred Compensation Plan of International Multifoods Corporation, as it may be amended from time to time.

(5)
"MBP" means the Management Benefit Plan of International Multifoods Corporation, as it may be amended from time to time.

(6)
"PEP" means the Multifoods Pension Equity Plan, as adopted January 1, 1996 (as a continuation of a prior pension plan), as it may be amended from time to time.

(7)
"Supplemental Retirement Benefit" means the benefit payable to you under the terms of this memorandum.

(b)
Supplemental Retirement Benefit Attributable to the PEP/MBP.

(1)
Eligibility. You will be entitled to receive a Supplemental Retirement Benefit attributable to the PEP/MBP if you have 5 or more years of vesting service at your termination of employment (if you have less than 5 years of vesting service, you will not be entitled to this benefit).

    Your "vesting service" for this purpose will be equal to one and one-half times (1 1/2 x) your vesting service earned under the PEP and MBP.

  (2)
  Amount. The Supplemental Retirement Benefit will be a monthly benefit equal to "A" minus "B" minus "C" below:

  A=
  The monthly benefit to which you would have been entitled under the PEP if:

  (i)
  you were fully vested under the PEP (regardless of whether you actually are vested);

  (ii)
  your Base Points were equal to one and one-half times (1 1/2 x) your actual Base Points, and your Integration Points were equal to one and one-half times (1 1/2 x) your actual Integration Points;

  (iii)
  your Covered Pay under the PEP included amounts deferred at your election under the DCP;

  (iv)
  your Credited Service for purposes of the supplemental pension benefit under Appendix D of the PEP were equal to one and one-half times (1 1/2 x) your actual Credited Service;

  (v)
  your entire benefit was paid in the form of a single life annuity; and

      (vi)
      the limits imposed under Code sections 401(a)(17) and 415 did not apply to the PEP.

      minus

    B=
    The monthly benefit (if any) actually paid to you under the PEP (or, if you receive all or any portion of your benefit other than in the form of a single life annuity, the monthly benefit that would have been paid to you if you had received your entire benefit in the form of a single life annuity under the PEP).

      minus

    C=
    The monthly benefit (if any) actually paid to you under the MBP (or, if you receive all or any portion of your benefit other than in the form of a single life annuity, the monthly benefit that would have been paid to you if you had received your entire benefit in the form of a single life annuity under the MBP).

    All monthly benefits described above will be computed as of the date of your termination of employment and each will be expressed in the form of a single life annuity starting as of the first day of the month after age 65 (or as of the first day of the month after your termination of employment, if your termination of employment occurs after age 65).

  (3)
  Form of Benefit. The Supplemental Retirement Benefit attributable to the PEP/MBP will be paid to you in the form of a single life annuity with monthly payments. However, at the sole discretion of the Company, it may be paid in any other form. If it is paid in any form other than a single life annuity, the benefit will be adjusted so that it is the Actuarial Equivalent of the benefit that would have been paid as a single life annuity.

  (4)
  Commencement of Benefit. The Supplemental Retirement Benefit attributable to the PEP/MBP will start the same day as the benefit paid to you under the PEP. If it is paid or starts prior to age 65, the benefit will be adjusted so that it is the Actuarial Equivalent of the benefit that would have been paid starting as of the first day of the month after you attain age 65. If you are not vested under the PEP at your termination of employment (and thus are not entitled to a benefit under the PEP), the Supplemental Retirement Benefit will start the same day as the benefit that would have been paid to you if you were vested under the PEP.

  (5)
  Survivor Benefit (Spouse Only). If you have 5 or more years of vesting service, you die before your Supplemental Retirement Benefit attributable to the PEP/MBP is paid or starts to be paid to you, and you are survived by a spouse, that spouse will be entitled to a single lump-sum benefit to be paid as soon as practicable following the date of your death in an amount that is the Actuarial Equivalent of your Supplemental Retirement Benefit attributable to the PEP/MBP.

(c)
Supplemental Retirement Benefit Attributable to the DCP.

(1)
Eligibility. You will be entitled to receive a Supplemental Pension Benefit attributable to the DCP if:

(i)
you are not vested under the DCP at your termination of employment;

(ii)
you would have been vested under the DCP at your termination of employment if your vesting service under the DCP were one and one-half times (1 1/2 x) your actual vesting service; and

(iii)
you have received matching credits under the DCP.

  (2)
  Amount. The Supplemental Retirement Benefit attributable to the DCP will be equal to the balance of your Account under the DCP that is attributable to matching credits under the DCP.

  (3)
  Form and Commencement of Benefit. The Supplemental Retirement Benefit attributable to the DCP will be paid to you in the same form and at the same time as your benefit under the DCP.

  (4)
  Survivor Benefit. If you die before your Supplemental Retirement Benefit attributable to the DCP is paid to you in full, the remaining benefit will be paid to your beneficiary under the DCP at the same time as the benefit payable to the beneficiary under the DCP.

(d)
No Effect on Employment Rights. This memorandum is not an employment agreement and nothing in this memorandum will confer on you the right to be retained in the employ of the Company, or limit any right of the Company to discharge you or otherwise deal with you without regard to the existence of this memorandum.

(e)
FICA Taxes/Withholding. To the extent that benefit accruals hereunder are taken into account as amounts deferred under a nonqualified deferred compensation plan under Code section 3121(v), and thus are subject to tax under Code section 3101 ("FICA"), the Company may calculate the amount deferred and withhold against other compensation paid to you in any manner determined by it to be appropriate under Code section 3121(v).

        Please indicate your receipt and acceptance of the terms of this memorandum by signing one of the enclosed copies and returning it at your earliest convenience.

INTERNATIONAL MULTIFOODS CORPORATION
/s/ Ralph P. Hargrow
By:	Ralph P. Hargrow
Its:	Vice President, Human Resources and Administration
cc:
Frank W. Bonvino, Esq.
Joyce G. Traver

ACCEPTANCE

        I, Dan C. Swander, hereby acknowledge receipt of this memorandum and hereby agree to the manner in which Paragraph 6 of my offer letter dated November 6, 2001, is to be implemented as set forth in this memorandum.

Dated as of: November 13, 2001

DAN C. SWANDER
/s/ Dan C. Swander

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  Exhibit 10.18